Annual Compliance Statement

Reference is made to (i) that certain Trust and Servicing Agreement, dated as of December 20, 2024 by and among J.P Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, and Computershare Trust Company, National Association (the “TSA”) and (ii) that certain Pooling and Servicing Agreement, dated as of July 1, 2019, between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer related to the Morgan Stanley Capital I Trust 2019-H7, Commercial Mortgage Pass Through Certificates, Series 2019-H7 (the “Lead PSA”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the TSA.

Pursuant to Section 11.07 of the Agreement, Andrew Falk, Senior Vice President of Green Loan does hereby certify that:

1.        A review of the activities of Special Servicer during the period from January 1, 2025 through December 31, 2025 (the “Reporting Period”) and of its performance under the Agreement during such period has been made under my supervision; and

2.        To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 1st day of March 2026.

/s/ Andrew Falk

Andrew Falk

Senior Vice President